FRANKLIN VALUE INVESTORS TRUST
                                 ON BEHALF OF
                        FRANKLIN LARGE CAP VALUE FUND


                        Preamble to Distribution Plan


      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by FRANKLIN VALUE INVESTORS TRUST ("Trust") for the use of the Class A shares of its series named FRANKLIN LARGE CAP VALUE FUND (the "Fund"), which Plan shall take effect on the date the shares of the Fund are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Advisory Agreement between the Trust on behalf of the Fund and Franklin Advisory Services, LLC ("Advisory Services") and the terms of the Underwriting Agreement between the Trust on behalf of the Fund and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisory Services under the Investment Advisory Agreement was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to Advisory Services, Distributors, or others or by Advisory Services or Distributors to others may be deemed to constitute distribution expenses. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.


                              DISTRIBUTION PLAN

1. The Fund shall pay to Distributors or others for expenses incurred by Distributors or others in the promotion and distribution of the shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund. Distribution expenses may include, but are not limited to, the expenses of the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of Distributors'overhead expenses attributable to the distribution of Fund shares; or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels. Shareholder service expenses may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in maintaining the investment of their respective customers in the Fund. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the non-interested trustees.

2. The maximum amount which shall be paid by the Fund to Distributors or others pursuant to Paragraph 1 herein shall be 0.35% per annum of the average daily net assets of the Fund. Said payment shall be made quarterly by the Fund to Distributors or others.

3. In addition to the payments which the Fund shall make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisory Services, Distributors or other parties on behalf of the Fund, Advisory Services or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis a written repor of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the non-interested trustees, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Advisory Agreement between the Trust on behalf of the Fund and Advisory Services.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested trustees shall be committed to the discretion of such non-interested trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.


FRANKLIN VALUE INVESTORS TRUST on behalf of
FRANKLIN LARGE CAP VALUE FUND


By:   /s/David P. Goss
      ----------------
      David P. Goss
Title:Vice President &
      Assistant Secretary


Franklin/Templeton Distributors, Inc.


By:   /s/Harmon E. Burns
      ------------------
      Harmon E. Burns
Title:Executive Vice President


Dated:  June 1, 2000